Exhibit 14.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our auditors’ report, dated July 4, 2007 on the balance sheets of East Energy Corp. as of March 31, 2007 and 2006, and the related statements of operations and cash flows for each of the three years in the period ended March 31, 2007 in the Company’s Registration Statement on Form 20-F.  We also consent to the application of such report to the financial information in the Registration Statement on Form 20-F, when such financial information is read in conjunction with the financial statements referred to in our report.

In addition, we consent to the reference to us under the heading “Statement by Experts” in the Registration Statement.

Vancouver, Canada

“Morgan & Company”

October 4, 2007

Chartered Accountants